Exhibit 10.19

April 12, 2017

Name:	Christian Weedbrook

Address:	10 Dundas Street E Toronto, ON M5B 2G9

Re:	Offer of Employment

We are pleased to offer you a position as an employee of XANADU QUANTUM TECHNOLOGIES INC. (the “Company”) in the role of Chief Executive Officer (CEO) effective as of the April 12, 2017 (the “Start Date”). This letter, if accepted, sets forth the terms of your employment with the Company, and we look forward to your contribution.

You and the Company hereby acknowledge that, prior to the date of this Agreement, you have acted as an advisor to the Company exclusively on an independent contractor basis and not as an employee of the Company. Pursuant to the terms and conditions of this Agreement, you and the Company are hereby agreeing that you will now become a full-time employee of the Company as of the Start Date.

I.	Remuneration

Your annual salary will be C$80,000, less all applicable deductions payable in bi-weekly installments in accordance with the Company’s established pay periods.

You will be entitled to a one-time signing bonus of $20,000, to be paid as part of your initial paycheck made in accordance with the Company’s established pay periods. For greater certainty, this one-time signing bonus shall not be considered part of your annual salary. In addition, any expenses outstanding (i.e. domain, g-suite, business cards, etc.) will be reimbursed as part of this first paycheck.

You will participate in all extended health and related benefit plans of the Company from time to time available to employees of the Company, for which you are eligible.

You will also be eligible for a yearly performance and salary review. The first review will occur during the first twelve (12) months of your employment by the Company.

You will also be entitled to have the following expenses paid for by the Company, along with additional expenses required for day-to-day operations, on an as-approved basis by the Company’s board of directors (the “Board”):

●	Phone;

●	Parking and gas for business related travels;

●	Meals for business related meetings; and

●	Other related operational expenses.

II.	Vacation Policy

You shall be entitled to paid vacation pursuant to the Company’s unlimited vacation policy, subject at all times to the provisions of the Employment Standards Act, 2000 (Ontario) relating to vacation with pay. All vacation time shall be taken at such time or times as are mutually acceptable to you and the Company and in accordance with such vacation accrual and usage policies as may be developed and communicated to you by the Company from time to time. Any vacation time lasting more than 3 weeks must be approved 3 months in advance. You shall also be entitled to unlimited paid sick days per year to be taken as needed, pursuant to the Company’s unlimited vacation policy, subject at all times to the provisions of the Employment Standards Act, 2000 (Ontario) relating to leaves of absence. The Company’s unlimited vacation policy is considered a perk of our culture, however, the vacation time to be taken needs to be in mutual agreement with the Company at the time of request based on any circumstances that may occur, such as quarterly reviews, important meetings, and any other milestones that may require specific deadlines.

III.	Position and Duties

In the position, you will perform such duties as are determined by the Company from time to time and which are reasonably consistent with the position, including, without limitation:

●	Overseeing day-to-day operations and keeps the Board apprised of significant events;

●	Creating operations strategy and policies;

●	Communicating strategy and policy to employees;

●	Fostering employee alignment with corporate goals; and

●	Overseeing human resource management.

You acknowledge that as the Company matures, your duties and responsibilities may be reasonably amended or supplemented from time to time as the need arises.

Although your typical workweek will consist of 40 hours, your hours of work will vary and may be irregular and will be those hours required to meet the objectives of your employment. While employed by the Company, unless otherwise agreed to by the Company, you agree to work on a full-time basis exclusively for the Company and agree that you shall not, while you are employed by the Company, be employed or engaged in any capacity, in promoting, undertaking or carrying on any other business that competes with the Company or interferes or could reasonably interfere with your duties to the Company without our prior written permission.

IV.	Non-Solicitation

You hereby agree that, while you are employed by the Company and for one (1) year following the termination of your employment with the Company, you will not (i) recruit, hire, attempt to recruit or hire or directly or indirectly participate in the recruitment or hiring of, any Company employee that you had contact with while employed by the Company or (ii) directly or indirectly solicit, attempt to solicit, canvass or interfere with any current or former customer or supplier of the Company in a manner that directly or indirectly interferes in the business of the Company conducted with such current or former customer or supplier.

V.	Non-Competition

You hereby agree that, while you are employed by the Company and for six (6) months following the termination of your employment with the Company, you will not directly or indirectly be employed by or have any interest whatsoever in any business in North America that is competitive with the Company in the same or similar capacity to that which you were employed with the Company at the date of resignation or termination of your employment with the Company.

VI.	Representation and Warranty

You hereby represent and warrant to the Company that you are not party to any written or oral agreement with any third party that would restrict your ability to enter into the herein Agreement or the Company’s Confidentiality and Proprietary Information Agreement or to perform your obligations hereunder and that you will not, by joining the Company, breach any non- disclosure, proprietary rights, non-competition, non-solicitation or other covenant in favour of any third party.

VII.	Term and Termination

Your employment with the Company will commence on the Start Date and will be for an indefinite term. Your employment may be terminated by the Company:

i.	for cause at any time immediately without notice or payment in lieu of notice, where “cause” shall mean any act or omission by you that would in law permit an employer to, without notice or payment in lieu of notice, terminate the employment of an employee; or

ii.	in all other instances, at any time upon the provision of such statutory minimum notice of termination (or pay-in-lieu of such notice of termination at the Company’s option) and/or severance pay requirements for the period calculated in accordance with Employment Standards Act, 2000 (Ontario) and/or any other applicable employment standards legislation. Without limiting the foregoing, you hereby agree that upon termination of your employment pursuant to this clause, you are not entitled to reasonable notice of termination in accordance with the common law.

Upon such termination, you shall have no claim (whether statutory, common law or otherwise) against the Company for damages, termination pay, severance pay, pay in lieu of notice of termination, statutory or otherwise, except in respect of remuneration earned, due and owing to the effective date of termination and for the payment of such amounts as specifically provided for herein. You agree that any amount to be paid to you on termination as per this Section which is over and above the statutory minimum payment will be conditional on you signing a release in favour of the Company.

The Company may deduct from any amounts to be paid to you and any amount then owed by you to the Company, and this Agreement shall be your written authorization for the Company to do so. It is agreed that the payment by the Company of any balance owing to you following any such deduction shall be in full satisfaction of all obligations of the Company under this Agreement.

In the event of a termination of your employment by the Company without cause, any group employee benefits to which you are then eligible, if any, will continue for a length of time equal to the greater of (i) the length of any period of working notice provided by the Company; or (ii) the minimum termination notice period required by the Employment Standards Act, 2000 (Ontario) and/or any other applicable employment standards legislation. It is understood and agreed by you that employee benefits will not continue beyond this period. In the event of a termination of your employment by your resignation or by the Company for cause, benefits will end as of your last day of active employment.

In the event that the above terms do not meet or exceed the minimum requirements of the Employment Standards Act, 2000 (Ontario) and/or any other applicable employment standards legislation applicable in respect of a termination of your employment, on such termination of your employment the Company shall instead provide you with such combination of notice (or pay in lieu of such notice at the Company’s option), severance pay and or other benefits as may be required to meet the minimum requirements under the Employment Standards Act, 2000 (Ontario) and/or any other applicable employment standards legislation and no more.

In the event a temporary layoff is ever required due to business circumstances of the Company, it may be implemented in accordance with the terms of the Employment Standards Act, 2000 (Ontario).

You may terminate your employment with the Company at any time upon giving the Company not less than 2 weeks prior written notice of the date of termination, provided however, notwithstanding the date of termination provided for in your notice of termination, at any time after the receipt of such notice by the Company, the Company may, by notice to you, inform you that you are no longer required to actively attend at the Company’s offices and/or the Company may designate any earlier date as the effective date of termination of your employment and the you hereby agrees that such designation shall not constitute termination of your employment by the Company.

If your employment ends for any reason, you shall immediately return all Company property to the Company including but not limited to all keys, security passes, documents, papers, computer equipment, cell phones, credit cards and confidential information.

VIII.	Miscellaneous

This Agreement, together with the Company’s Confidentiality and Proprietary Information Agreement, contains the entire understanding between you and the Company relating to your employment and the additional matters provided for therein, and supercedes and replaces any prior verbal or written agreements between the Company and you. This Agreement may be amended or altered only in a writing signed by you and the Company. This Agreement shall be construed and interpreted in accordance with the laws of the Province of Ontario. Each provision of this Agreement is severable from the others, and if any provision hereof shall be to any extent unenforceable, it and the other provisions shall continue to be enforceable to the full extent allowable, as if such offending provision had not been a part of this Agreement. This Agreement is drawn up in English at the request of all parties. Les parties aux présentes on expressément convenu que ce contrat soit rédigé en anglais. Any reference to the Employment Standards Act, 2000 (Ontario) shall be deemed to include any successor legislation to that Act.

It is understood that the Company maintains or may maintain certain policies which relate to your employment. These policies include or may include but are not limited to performance reviews, sick payment policies, vacation policies and other employment-related policies. It is agreed that the introduction and administration of these policies is within the sole discretion of the Company and that these policies do not form a part of this employment contract. It is agreed that if the Company introduces, amends or deletes employment-related policies as conditions warrant that such introduction, deletion or amendment does not constitute a breach of this letter agreement.

IX.	Acknowledgement

You acknowledge that you have read this Agreement and fully understand the nature and effect of it and the terms contained herein and that the said terms are fair and reasonable and correctly set out your understanding and intention.

The offer of employment herein is also contingent on your executing the Company’s Confidentiality and Proprietary Information Agreement, a copy of which is attached hereto. All written notices provided for under this Agreement may be given by personal delivery or by registered mail.

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If you have any questions about this offer, please contact me. If you find this offer acceptable, please sign and date this letter below and return one copy to me by April 12, 2017.

Sincerely,

XANADU QUANTUM TECHNOLOGIES INC.

Per:	/s/ Christian Weedbrook
Authorized Signing Officer

I hereby accept and agree to the terms and conditions of the foregoing offer. I acknowledge that in considering this offer I have been encouraged and have had sufficient opportunity to seek independent legal advice. I have either sought such advice or determined of my own accord not to seek it.

/s/ Christian Weedbrook
Name: Christian Weedbrook	Witness